FOR IMMEDIATE RELEASE Agilysys Appoints Dana Jones to Board of Directors Proven Executive for Leading Cloud-based Global Businesses Joins Agilysys’ Board Alpharetta, Ga. — April, 8, 2019 — Agilysys, Inc. (Nasdaq: AGYS), a leading global provider of next- generation hospitality software solutions and services, today announced that Dana Jones has been appointed to the Agilysys Board of Directors, effective April 8, 2019. The appointment of Ms. Jones increases the size of the board to eight members, seven of whom are considered independent directors under Nasdaq rules. Ms. Jones brings to Agilysys’ board her successful experience leading and growing cloud-based global businesses. She is currently the chief executive officer of Sparta Systems, the world’s premier provider of cloud and on-premise supply chain quality management software for regulated industries, a position she has held since April 2018. Prior to joining Sparta Systems, Ms. Jones was chief executive officer of Active Network, an activity and event management software company, which under her leadership experienced rapid growth, leading to the sale of the company’s sports and communities divisions to Global Payments Inc. (NYSE: GPN) for more than $1 billion. She previously served as chief marketing officer and senior vice president of solutions management for Sabre Airline Solutions, a division of Sabre Corporation. She holds a Bachelor of Science in Engineering in industrial and operations engineering from the University of Michigan. "With her extensive enterprise and cloud-based software industry expertise and track record of success, I am delighted to welcome Dana to our board of directors," said Michael Kaufman, chairman of the Agilysys Board of Directors. "Dana is an accomplished business technology executive with twenty-plus year of experience transforming and growing enterprise software businesses, which is a great match for Agilysys as we continue to execute on the strategic initiatives that are delivering accelerated business momentum. The entire Agilysys Board of Directors looks forward to working with Dana as we further position the company for long-term growth.” "Agilysys is uniquely positioned to provide leading hospitality software solutions and the highest level of customer service to hospitality operators around the world,” said Ms. Jones. “I am excited to join the board at this time as the company continues to execute on its growth strategies that are based on a foundation of enabling hospitality businesses to deliver exceptional experiences throughout the entire guest journey.” About Agilysys Agilysys has been a leader in hospitality software for more than 40 years, delivering innovative guest-centric technology solutions for gaming, hotels, resorts and cruise, corporate foodservice management, restaurants, universities, stadia and healthcare. Agilysys offers the most comprehensive software solutions in the industry, including point-of-sale (POS), property management (PMS), inventory and procurement, payments, and related applications, to manage the entire guest journey. Agilysys is known for its leadership in hospitality, its broad product offerings and its customer-centric service. Some of the largest hospitality companies around the world use Agilysys solutions to help improve guest loyalty, drive revenue growth and increase operational efficiencies. Agilysys operates across North America, Europe, Asia-Pacific, and India with headquarters located in Alpharetta, GA. For more information visit Agilysys.com.

# # # PR Contacts: Media Heather Foster, Agilysys, Inc., 770-810-6031, Heather.Foster@agilysys.com Investors Richard Land, Norberto Aja or Jim Leahy, JCIR, 212-835-8500, agys@jcir.com